                         [Bingham McCutchen Letterhead]



                                                                     EXHIBIT l.2

                                            August 6, 2003




Vedder Price Kaufman & Kammholz, P.C.
222 N. LaSalle Street
Chicago, Illinois 60601

         RE:      Nuveen Preferred and Convertible Income Fund 2

Ladies and Gentlemen:

         We have acted as special Massachusetts counsel to Nuveen Preferred and Convertible Income Fund 2, a Massachusetts business trust (the "Fund"), in connection with the Fund's Registration Statement on Form N-2 filed with the Securities and Exchange Commission (the "Commission") on June 5, 2003 (the "Initial Filing") as such Registration Statement is proposed to be amended by Pre-Effective Amendment No. 1 thereto to be filed with the Commission on or about August 6, 2003 (as proposed to be amended, the "Registration Statement") with respect to 3,860 shares Series M, 3,860 shares Series M2, 3,860 shares Series T, 3,860 shares Series T2, 3,860 shares Series W, 3,860 shares Series W2, 3,860 shares Series TH, 3,860 shares Series TH2, 3,860 shares Series F and 3,860 shares Series F2 of the Fund's FundPreferred shares, with a liquidation preference of $25,000 per share (the "Shares"). You have requested that we deliver this opinion to you, as special counsel to the Fund, for use by you in connection with your opinion to the Fund with respect to the Shares.

         In connection with the furnishing of this opinion, we have examined the following documents:

         (a) a certificate dated a recent date of the Secretary of the Commonwealth of Massachusetts as to the existence of the Fund;

         (b) copies of the Fund's Declaration of Trust and of all amendments thereto (the "Declaration") on file in the office of the Secretary of the Commonwealth of Massachusetts;

         (c) a draft of the Fund's Statement Establishing and Fixing the Rights and Preferences of FundPreferred shares attached as Appendix A to the Statement of Additional Information included in the printer's proof referred to in (f) below (the "Statement");

Vedder Price Kaufman & Kammholz, P.C.
August 6, 2003
Page 2



         (d) a certificate of the Secretary of the Fund, certifying as to, and attaching copies of, the Fund's Declaration, Statement, By-Laws, and certain resolutions adopted by the Trustees of the Fund;

         (e) a conformed copy of the Initial Filing; and

         (f) a printer's proof, which we received from the printer as a .pdf file on August 5, 2003, of Pre-Effective Amendment No. 1 to the Initial Filing to be filed with the Securities and Exchange Commission (the "Amendment").

         In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.

         We have assumed that the Amendment will be duly filed with the Commission in substantially the form of the printer's proof referred to in (f) above, that the Statement will be duly completed, executed and delivered in substantially the form included in such printer's proof and in accordance with the resolutions of the Trustees attached to the certificate referred to in (d) above, and that the Statement will be duly filed with the office of the Secretary of the Commonwealth of Massachusetts.

         This opinion is based entirely on our review of the documents listed above and such investigation of law as we have deemed necessary or appropriate. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents. As to our opinion below relating to the valid existence of the Fund, our opinion relies entirely upon and is limited by the certificate referenced in paragraph (a) above.

         This opinion is limited solely to the laws of the Commonwealth of Massachusetts as applied by courts located in such Commonwealth, except that we express no opinion as to any Massachusetts securities law. No opinion is given herein as to the choice of law or internal substantive rules of law which any tribunal may apply.

Vedder Price Kaufman & Kammholz, P.C.
August 6, 2003
Page 3


         We understand that all of the foregoing assumptions and limitations are acceptable to you.

         Based upon and subject to the foregoing, please be advised that it is our opinion that:

         1. The Fund is duly established and validly existing under the Fund's Declaration and the laws of the Commonwealth of Massachusetts as a voluntary association with transferable shares of beneficial interest commonly referred to as a "Massachusetts business trust."

         2. The Shares, when issued and sold in accordance with the Fund's Declaration, Statement and By-Laws, will be legally issued, fully paid and nonassessable, except that, as set forth in the Registration Statement, shareholders of the Fund may under certain circumstances be held personally liable for its obligations.

         We hereby consent to your reliance on this opinion in connection with your opinion to the Fund with respect to the Shares, to the reliance by the Fund on this opinion, to the reference to our name in the Registration Statement and in the prospectus forming a part thereof under the heading "Legal Opinions" and to the filing of this opinion as an exhibit to the Registration Statement.

                                         Very truly yours,


                                         /s/ Bingham McCutchen LLP

                                         Bingham McCutchen LLP